Exhibit 21

SUBSIDIARIES OF THE COMPANY

Richardson Electronics Pty Limited	Australia
Richardson Electronics do Brasil Ltda.	Brazil
Richardson Electronics Canada, Ltd.	Canada
Richardson Electronics Trading (China) Co., Ltd.	China
Sangus Richardson OY	Finland
Richardson Electronique SAS	France
Richardson Electronics GmbH	Germany
Richardson Electronics Hong Kong Limited	Hong Kong
Richardson Electronics India Private Limited	India
Aviv-Richardson Ltd.	Israel
Richardson Electronics S.R.L.	Italy
Richardson Electronics Japan K.K.	Japan
Richardson Electronics Korea Limited	Korea
Richardson Electronics S.A. de C.V.	Mexico
Richardson Electronics Benelux B.V.	Netherlands
Richardson Electronics Netherlands B.V.	Netherlands
Richardson Electronics Global Holdings BV	Netherlands
Richardson Electronics Pte. Ltd.	Singapore
Richardson Electronics Iberica S.A.	Spain
Richardson Electronics Nordic AB	Sweden
Richardson Electronics (Thailand) Limited	Thailand
Richardson Electronics Limited	United Kingdom
Richardson International, Inc.	United States